LEASE AGREEMENT

This lease agreement is between Vodka Brands, Corp. a Pennsylvania corporation ( the “Company”) and Jason Valenti (“Landlord”). This agreement is effective on September 23, 2014 (the “Effective Date”).

I. PROPERTY

Landlord hereby grants the Company the right to use up to 600 square feet of storage space located at 8179 Stubenville Pike Imperial PA 15126.  The Tenant agrees to use the office purely for storage of its products.  The Property is rented “as is”.

II. TERM

This agreement shall have a term (the “Term”) of 12 months commencing on the Effective Date.

III. COMPENSATION

The Tenant shall pay the Landlord 20,000 shares of its restricted common stock (the “Rent”) in exchange for the use of the property during the Term.

IV.TERMINATION

In the event the parties agree to terminate this lease agreement, all Rent set forth in this agreement will be deemed fully earned and non-refundable.

V. GENERAL

This agreement shall be construed under and in accordance with the laws of the State of Florida. The Landlord is not hired to be involved in any financing or promotional activities. The parties covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations of the parties in accordance with this agreement.   This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement.  This agreement supersedes any prior understandings or oral agreements between the parties respecting the subject matter contained in this agreement. All agreements, warranties, representations, and indemnifications contained in this agreement above shall survive the termination of this consulting agreement.

For Landlord:

Vodka Brands, Corp.

By:/s/ Jason Valenti

By: Mark Lucero

Jason, Valenti, Landlord

Chief Executive Officer